Exhibit 1.05

                   FIRST AMENDMENT TO BROKER-DEALER AGREEMENT

     THIS FIRST AMENDMENT to Broker-Dealer Agreement is entered into this ____ day of February, 2002 by and between Medical Capital Management, Inc., a Delaware Corporation (hereinafter referred to as the "Issuer") and Hanmi Securities, Inc. (hereinafter referred to as "Broker-Dealer").

                                    RECITALS:

     WHEREAS, the parties entered into a Broker-Dealer Agreement on November 16, 2001 (hereinafter referred to as the "Agreement");

     WHEREAS, the parties desire to amend, modify or alter certain provisions of the Agreement by this Amendment;

     WHEREAS, except for those provisions of the Agreement altered by this Amendment, the parties desire all other provisions of the Agreement to remain in full force and effect.

                                   WITNESSETH:

     NOW, THEREFORE, in consideration of the respective mutual covenants and undertakings, the parties, intending to be legally bound, agree as follows:

1. SERVICES OF BROKER-DEALER. The second sentence of Section 1 shall be deleted in its entirety. In its place the following is inserted: "One Hundred Million Dollars ($100,000,000) in Notes will be offered for sale with a minimum purchase of Five Thousand Dollars ($5,000) with additional incremental purchases of One Thousand Dollars ($1,000) over that minimum amount, per investor."

2. EFFECTIVE TERM. Section 2 is deleted in its entirety. In its place the following is inserted: "This Agreement shall be effective on the date first above written and shall continue in effect for one year, and shall be automatically extended for successive one year terms unless either party provides written notice to the other party of its intent to terminate this Agreement at least sixty (60) days prior to the end of any such term."

3. OBLIGATIONS OF BROKER - DEALER. Section 3(c) the second sentence shall be deleted in its entirety.

4. REPRESENTATIONS AND WARRANTIES OF ISSUER. Section 4(d) shall be deleted in its entirety and replaced with the following: " The Registration Statement relating to the Notes, on Form SB-2, was declared effective by the SEC on February 14, 2002."

5. REPRESENTATIONS AND WARRANTIES OF BROKER-DEALER. Section 5(e) shall be deleted and replaced with the following: "Broker-Dealer is registered as a Broker-Dealer with, and has obtained all licenses and consents necessary to sell the Notes in, all States listed on the attached Schedule "A"."
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6.   INDEMNIFICATION. Section 7(b) shall be deleted in its entirety and replaced with the following: "The violation by Broker-Dealer, or any of its employees, agents, independent contractors or other personnel of any of the provisions of the Securities Act of 1933, or any State securities laws applicable to the offering." The first sentence of Section 7(c ) shall be deleted in its entirety and replaced with the following: " The sale of the Notes to any investor who does not meet the standards of the NASD."

7.   COMPENSATION.  Section 9 is  amended  to  insert  the  following  sentence:
"Broker-Dealer shall not be entitled to any reimbursement of expenses or any other compensation hereunder, except for the foregoing commissions described in this section."

8.   NOTICES. Section 15 is amended as follows:

     If to Issuer:            Medical Capital Management, Inc.
                              3770 Howard Hughes Parkway
                              Suite 301
                              Las Vegas, NV 89109

9. MISCELLANEOUS. To the extent not specifically amended, the Agreement shall remain in full force and effect in all respects.

     IN WITNESS WHEREOF, the parties hereto have executed this Amendment as of this date.

                                        MEDICAL CAPITAL MANAGEMENT, INC,
                                        A Delaware Corporation


                                        By: ____________________________________
                                            Sidney M. Field, its Chief Executive
                                            Officer


                                        BROKER - Hanmi Securities, Inc.


                                        By: ____________________________________

                                            _______________, its _______________
                                              (Print Name)           (Title)

                       SCHEDULE A - AMENDED FEBRUARY, 2002

                             BROKER-DEALER AGREEMENT
                        MEDICAL CAPITAL MANAGEMENT, INC.

     BROKER-DEALER(S) ARE REGISTERED TO SELL THE MEDICAL CAPITAL MANAGEMENT, INC. NOTES IN THE FOLLOWING STATES:

1.   CALIFORNIA

2.   FLORIDA

3.   HAWAII

4.   IDAHO

5.   MINNESOTA

6.   MONTANA

7.   NEW JERSEY

8.   NEVADA

9.   OREGON

10.  SOUTH DAKOTA

11.  UTAH